AMENDMENT NO. 1

TO THE INVESTMENT ADVISORY AGREEMENT

This Amendment No. 1 (the “Amendment”), made and entered into as of February 12, 2020, is made a part of the Investment Advisory Agreement by and between Fiera Capital Series Trust, a Delaware statutory trust (the “Trust”), on behalf of Fiera Capital Small/Mid-Cap Growth Fund (the “Fund”), a series of the Trust, and Fiera Capital Inc., a Delaware corporation (the “Investment Adviser”), dated September 13, 2017 (the “Agreement”).

WHEREAS, Investment Adviser and Trust desire to amend the Agreement, including Schedule A thereto.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

FIERA CAPITAL SERIES TRUST

By:	/s/ Benjamin Thompson
Name:	Benjamin Thompson
Title:	Chief Executive Officer

FIERA CAPITAL INC.

By:	/s/ Stephen A. McShea
Name:	Stephen A. McShea
Title:	General Counsel

AMENDED AND RESTATED SCHEDULE A*

Management Fee Annual Rate*	0.90% of Average Daily Net Assets

*	This Schedule A may be amended from time to time by mutual agreement of the parties and approval by the Board, including a majority of the Independent Trustees.